                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2)

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            COLLECTORS UNIVERSE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (2)  Aggregate number of securities to which transaction applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement No.:

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

                            COLLECTORS UNIVERSE, INC.
                              1921 E. ALTON AVENUE
                           SANTA ANA, CALIFORNIA 92705

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, DECEMBER 4, 2001

TO THE STOCKHOLDERS OF COLLECTORS UNIVERSE, INC.,

The 2001 Annual Meeting of Stockholders of COLLECTORS UNIVERSE, INC. (the "Company"), will be held at the Company's offices at 1921 E. Alton Avenue, Santa Ana, California 92705 on Tuesday, December 4, 2001, at 10:00 a.m., Pacific Time, for the following purposes:

     (1) To elect the following seven nominees to serve as directors until the next Annual Meeting of Stockholders or until their successors are elected and have qualified:

                A. Clinton Allen             Roger W. Johnson
                Q. David Bowers              James H. O'Neal
                Ben A. Frydman               Van D. Simmons
                David G. Hall

     (2) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to review. Only stockholders of record at the close of business on October 15, 2001 will be entitled to vote at the meeting or any adjournment or postponement thereof.


                                              By Order of the Board of Directors


                                              Roger W. Johnson
                                              Chairman of the Board and
                                              Chief Executive Officer

Santa Ana, California
October 25, 2001

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                            COLLECTORS UNIVERSE, INC.
                              1921 E. ALTON AVENUE
                           SANTA ANA, CALIFORNIA 92705

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation (the "Company" or "Collectors Universe"), for use at its 2001 Annual Meeting of Stockholders ("Annual Meeting") to be held on December 4, 2001, at 10:00 a.m., Pacific Time, at 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about October 26, 2001.

     Holders of shares of Common Stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted, by executing and mailing a later dated proxy or a written notice of revocation, to the Secretary of Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658, prior to meeting or by giving such written notice at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement.

     It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

                                VOTING SECURITIES

     The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on October 15, 2001 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. As of the Record Date, there were 24,995,740 shares of Common Stock outstanding and entitled to vote. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes will be included in the determination of the number of shares present for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered as having been entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, because directors are elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention will have the same effect as a vote against the matter being voted upon; however, as indicated above, a broker non-vote will not be considered as having been entitled to vote with respect to any such proposal.

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information as of October 15, 2001, regarding the shares of Common Stock of the Company beneficially owned by (i) persons known by the Company to hold more than 5% of its shares, (ii) the incumbent directors nominated for election to the Board of Directors at the upcoming Annual Meeting, (iii) the executive officers named in the Summary Compensation Table, and (iv) the directors and executive officers of the Company as a group.

                                                   NUMBER OF SHARES     % OF SHARES
    NAME                                         BENEFICIALLY OWNED(1)  OUTSTANDING
-----------                                      ---------------------  -----------
John W. Dannreuther(2)..........................     1,509,506              6.0%
Gordon Wrubel(2)................................     1,501,600              6.0%
A. Clinton Allen................................        60,500(3)            *
Q. David Bowers.................................     1,723,045(4)           6.7%
Ben A. Frydman..................................        52,500(3)(5)         *
David E. Gioia..................................        40,000(3)            *
David G. Hall...................................     8,065,480(6)          32.3%
Roger W. Johnson................................       120,000(3)            *
James H. O'Neal.................................        50,000(3)            *
Gary Patten.....................................       157,000(3)            *
Van D. Simmons..................................     2,135,431(7)           8.5%
All Directors and Officers, as a group
  (9 persons)...................................    12,418,456(8)          47.6%

--------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules (a) if a person has decision-making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision-making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in each of such person's share ownership totals; and (c) if a person holds options or warrants to purchase shares that are currently exercisable or will become exercisable in the succeeding sixty (60) days, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2) Mr. Dannreuther's address is 868 Mount Moriah, Suite 202, Memphis, TN 38117 and Mr. Wrubel's address is 61 S. Main, Wolfeboro, NH 03894.

(3) Includes the following number of shares which may be purchased on exercise of employee stock options that are currently exercisable or will, become exercisable within sixty (60) days of October 15, 2001: Mr. Allen - 50,000; Mr. Frydman - 50,000 shares; Mr. Gioia - 40,000 shares; Mr. Johnson - 110,000 shares; Mr. O'Neal - 50,000 shares; and Mr. Patten - 50,000 shares.

(4) Includes 758,613 shares which Mr. Bowers has the right to acquire by the exercise of warrants and stock options that are currently exercisable or will become exercisable within sixty (60) days of October 15, 2001.

(5) Does not include, and Mr. Frydman disclaims beneficial ownership of, a total of 17,500 shares owned by other members of the law firm of Stradling Yocca Carlson & Rauth, of which Mr. Frydman is a member.

(6) Includes 216,650 shares held in grantor trusts established for Mr. Hall's children. Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over those shares and, for that reason, may be deemed to share such dispositive power with the trustees of those trusts.

(7) Includes 92,850 of the shares included in the grantor trusts established by Mr. Hall for his children that are referred to in footnote (6) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises voting power over and shares, with Mr. Hall, dispositive over those 92,850 shares and, therefore, these 92,850 shares are included in both of their share ownership totals. Mr. Simmons does not have any financial or pecuniary interests in any of the shares held in these trusts.

(8) Includes 1,108,613 shares which executive officers and directors have the right to acquire by exercise of stock options or warrants that are currently exercisable or will become exercisable within (60) days of October 15, 2000.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

     The Company's Bylaws, as amended, currently authorize a total of seven directors and the Board of Directors has nominated for election to the Board at the Annual Meeting, the seven candidates identified below. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for those seven nominees. All of the nominees are presently directors of the Company and were elected to the Board at last year's Annual Meeting, with the exception of Messrs. Allen and O'Neal, who were elected to serve on the Board by unanimous vote of the other five directors. All of the nominees have consented to serve, if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

     All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.

     NOMINEES:

                                        DIRECTOR
      NAME AND AGE                       SINCE     PRINCIPAL OCCUPATION
      ------------                      --------   --------------------
      A. Clinton Allen (57).........      2001     Chairman and Chief Executive Officer of A. C. Allen & Company

      Q. David Bowers (62)..........      2000     President of the Company's Bowers and Merena Division

      Ben A. Frydman (54)...........      2000     Senior Partner, Stradling, Yocca, Carlson & Rauth

      David G. Hall (54)............      1986*    President of the Company

      Roger W. Johnson (66).........      1999     Chairman of the Board and Chief Executive Officer of the Company

      James H. O'Neal (63)..........      2001     Private Investor

      Van D. Simmons (50)...........      1986*    Vice President of the Company's Bowers and Merena Division

-------------

* Although Collectors Universe was organized in February 1999, Mr. Hall and Mr. Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service beginning in 1986.

     A. CLINTON ALLEN has served as a Director of Collectors Universe, Inc. since June 2001. Mr. Allen is, and has been for the past five years, Chairman and Chief Executive Office of A.C. Allen & Company, an investment consulting firm. He is a member of the board of directors of Psychemedics Corporation, Inc, the DeWolfe Companies, Inc., Swiss Army Brands, Inc., Steinway Musical Instruments, and Diversified Corporate Resources, Inc. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of both the Friends of Harvard and Radcliffe Crew and Friends of Harvard Football.

     BEN A. FRYDMAN has served as a Director of Collectors Universe, Inc. since December 2000. Frydman is, and for more than the past five years has been, engaged in the private practice of law, as a member and shareholder of Stradling Yocca Carlson & Rauth, a Professional corporation, which provided legal services to the Company in the fiscal year ended June 30, 2001 and is expected to provide legal services to the Company in the fiscal year ending June 30, 2002. Mr. Frydman is a member of the Board of Directors of The Coast Distribution System and is a founding member of the Board of the Forum for Corporate Directors of Orange County. Mr. Frydman has a B. A. degree from UCLA and Juris Doctor degree, with honors, from Harvard Law School.

     DAVID G. HALL has served as President of Collectors Universe since October 2001. From April 2000 to September 2001, he served as the Chief Executive Officer of the Company and served as the Chief Executive Officer of its predecessor company, Professional Coin Grading Service, from 1986 to January 1999. He also served as the Chairman of the Board of Collectors Universe since its founding in February 1999 to October 2001 and of Professional Coin Grading Service since its was founded in 1986. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named an Orange County Entrepreneur of the Year by INC. Magazine. In addition, he has written A Mercenary's Guide to the Rare Coin Market, a book dedicated to coin collecting. Mr. Hall also is a member of the Professional Numismatists Guild.

     JAMES H. O'NEAL has served as a Director of Collectors Universe, Inc. since June 2001. Mr. O'Neal served in various senior management positions with PepsiCo from 1966 until his retirement in 2001. Most recently, Mr. O'Neal was President and Chief Financial Officer of Frito-Lay International from 1997 until 2001. From 1995 to 1997, he was Group President, and from 1993 to 1995, he was the Chief Executive Officer of PepsiCo Restaurants, International. Mr. O'Neal serves on the board of MESBIC Ventures Holding Company.

     Q. DAVID BOWERS has served as President of the Bowers and Merena Division and as a Director of the Company since March 2000. Mr. Bowers co-founded Bowers and Merena in 1982, which was one of the leading rare coin auction and sales companies in the United States, and served as its President until it was acquired by Collectors Universe in March 2000. Mr. Bowers was honored in 1999 by COINage Magazine as Numismatist of the century, along with 14 others. Mr. Bowers has written numerous books on the history of US coins and historical events. He holds a B.A. in Business Administration from Pennsylvania State University. In 1976, the College of Business Administration at Pennsylvania State University presented Mr. Bowers with its Alumnus Achievement Award.

     ROGER W. JOHNSON has served as a Director of Collectors Universe since November 1999 and was elected as its Chairman and Chief Executive Officer in September, 2001. From 1996 to September 2001, Mr. Johnson was a private investor. He was appointed by President Clinton and served as the Administrator of the General Services Administration of the United States from 1993 to 1996. Mr. Johnson also has been Chief Executive Officer of the Young Presidents' Organization, International since 1998. He is a member of the boards of directors of The Needham Funds, Inc., Sypris Solutions, Inc., Insulectro, Carole Little and the Women's Consumer Network, Washington, D.C. Mr. Johnson was Chairman and Chief Executive Officer of Western Digital Corporation from 1982 to 1993. Mr. Johnson holds an M.B.A. in industrial management from the University of Massachusetts.

     VAN D. SIMMONS currently is and since July 2000 has served as Vice President of Sales, of the Company's Bowers and Merena Division. From 1981 to 1997 he served as the President of David Hall Rare Coins and Collectibles, a retailer of rare coins. Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and has served as a director of its predecessor company, Professional Coin Grading Service, since 1986. He served as Chairman of the Board of David Hall's North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000.

BOARD MEETINGS AND ATTENDANCE

     The Board of Directors of the Company held 7 meetings during the fiscal year ended June 30, 2001. In that year, each incumbent Director attended at least seventy-five percent (75%) of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings of all committees of the Board on which he served, that were held while he was as a director of the Company. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

     During the fiscal year ended June 30, 2001, the members of the Audit Committee were A. Clinton Allen; Ben A. Frydman, Roger W. Johnson and James H. O'Neal. In September 2001, Mr. Johnson resigned from the Committee due to his election as Chairman and Chief Executive Officer of the Company. The Audit Committee is authorized to deal with all matters which it deems appropriate regarding the review and audit of the Company's financial statements and its accounting and internal controls systems, including the scope of the annual audit and the accounting methods and systems utilized by the Company, in consultation with the company's independent public accountants who report directly to the Audit Committee with respect to such matters. The Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the independent accountants for the Company. The Audit Committee held three meetings during the fiscal year ended June 30, 2001.

     The Compensation Committee is comprised of three directors selected by the Board of Directors of the Company. During the fiscal year ended June 30, 2001, the members of the Compensation Committee were A. Clinton Allen, Ben A. Frydman, Roger W. Johnson and James H. O'Neal. In September 2001, Mr. Johnson resigned from the Committee due to his election as Chairman and Chief Executive Officer of the Company. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation and on management benefit programs. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers and makes decisions regarding the establishment of incentive compensation and other benefit programs for executives and other management employees and makes determinations regarding option grants to executives and other management personnel under the Company's stock incentive plans. The Compensation Committee held 1 meeting during the fiscal year ended June 30, 2001.

     The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based on its review of copies of reporting forms and certifications of the Company's directors and executive officers, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and executive officers in the fiscal year ended June 30, 2001 were satisfied with the exception of a late Form 4 filing by Q. David Bowers.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the fiscal years ended June 30, 2001, 2000 and 1999 paid by the Company (i) to the Company's Chief Executive Officer and (ii) all other executive officers of the Company who earned total cash compensation during fiscal 2001 exceeding $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION              AWARDS
                                         -----------------------------------    STOCK OPTIONS    ALL OTHER
                                         YEAR        SALARY           BONUS     (SHARES)(#)     COMPENSATION
                                         ----       --------        --------    -------------   ------------
DAVID G. HALL                            2001       $300,000        $    --             --           $ --
   CEO                                   2000        140,000(1)          --             --             --
                                         1999        330,000             --             --             --

Q. DAVID BOWERS                          2001       $180,000        $70,000(2)          --           $ --
   President of Bowers and Merena        2000         54,600(3)          --             --             --
                                         1999             --             --             --             --

DAVID E. GIOIA                           2001       $125,000        $    --             --           $ --
   Vice President, Marketing             2000        105,200(4)          --             --             --
                                         1999             --             --        100,000             --

GARY N. PATTEN                           2001       $ 234,200       $    --        100,000           $ --
   President, CFO & Secretary            2000         195,250        11,800(5)     100,000             --
                                         1999          36,300(6)     11,000(5)     180,000             --

--------------
(1) During fiscal 2000, Mr. Hall voluntarily agreed to forego his salary for a period of four months and to accept a reduced salary for the balance of fiscal 2000. Mr. Hall's current rate of compensation is $300,000 per year.

(2)  Performance bonus award for the twelve-month period ended March 31, 2001.

(3) Mr. Bowers joined the Company as President of Bowers and Merena Galleries Division in March 2000, and therefore he received 3 months' salary in fiscal 2000.

(4) Mr. Gioia joined the Company as Vice President of Marketing in August 1999, and therefore he received 11 months' salary in fiscal 2000.

(5)  Discretionary bonus award.

(6) Mr. Patten joined the Company as the Chief Financial Officer in April 1999, and therefore he received 3 months' salary in fiscal 1999.

OPTION GRANTS IN THE LAST FISCAL YEAR

     Gary N. Patten was the only Named Officer to be granted options during the fiscal year ended June 30, 2001. The following table sets forth certain information regarding those options.

                                                                                        POTENTIAL
                                                                                   REALIZABLE VALUE OF
                                                                                    OPTIONS AT ASSUMED
                                      PERCENT OF                                       ANNUAL RATES
                       NUMBER OF    TOTAL OPTIONS                                     OF STOCK PRICE
                       SECURITIES     GRANTED TO                                     APPRECIATION FOR
                       UNDERLYING   ALL EMPLOYEES     EXERCISE                       OPTION TERM(3)
                        OPTIONS       IN FISCAL         PRICE     EXPIRATION    ------------------------
     NAME               GRANTED        2001(1)        ($/SHARE)     DATE(2)        5%             10%
     ----              ----------   -------------     ---------   ----------    --------        --------
Gary N. Patten          100,000         11.0%           $2.00        2010       $125,800        $318,700

-----------
(1) During the fiscal year ended June 30, 2001, the Company granted options to purchase an aggregate of 907,500 shares of Common Stock to employees (including Mr. Patten) and directors of the Company.

(2) The term of these options is ten years, and they will become fully exercisable on December 31, 2003.

(3) There is no assurance that the values that may be realized by Mr. Patten on exercise of his options will be at or near the value estimated in the table which utilizes compounded rates of growth of stock price mandated by the Securities and Exchange Commission of 5% and 10% per year for the ten-year term of the options.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     Mr. Bowers is the only one of the Named Officers that held any "in-the-money" options at the end of the fiscal year ended June 30, 2001. The following table sets forth certain information with respect to those "in-the-money" options.

                       NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS/
                              AT JUNE 30, 2001                   AT JUNE 30, 2001
                       ------------------------------      -----------------------------
     NAME              EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
     ----              -----------      -------------      -----------     -------------
Q. David Bowers          425,277           106,321         $667,700(1)      $166,900(1)

----------------
(1) Based on the closing price of the Company's shares on the Nasdaq National Market on June 29, 2001, which was $1.90 per share.

DIRECTORS' FEES

     Directors who are not employees receive cash compensation of $25,000 per year, paid quarterly, for service on our Board of Directors. Each of our directors also is eligible to receive periodic stock option grants under our 1999 Stock Incentive Plan. On December 5, 2000, Mr. Frydman and Mr. Johnson were granted stock options to purchase 25,000 shares of our common stock at an exercise price of $2.50 per share, with 100% vesting on the date of grant. On June 20, 2001, Messrs. Allen, Frydman, Johnson and O'Neal were granted stock options to purchase 50,000, 25,000, 25,000 and 50,000 shares, respectively, of our common stock at an exercise price of $2.00 per share, with 100% vesting on the date of grant. All of those stock options expire ten years from their respective dates of grant.

CERTAIN TRANSACTIONS

     In October 2000, the Company made a $300,000 loan to David G. Hall, its Chief Executive Officer, and additional borrowings subsequently increased the loan to $500,000. In June 2001, Mr. Hall repaid $300,000 and reduced the loan balance to $200,000 at June 30, 2001. The loan is collateralized by 1,000,000 shares of Collectors Universe, Inc.'s Common Stock that are owned by Mr. Hall. The loan bears interest at a rate of 10% per annum, which is the maximum rate of interest permitted to be charged under applicable law, and is due June 30, 2002. The loan was approved by unanimous consent of the disinterested members of the Board of Directors.

     Our employees and their affiliates may, from time to time, consign collectibles to us to be sold in our auctions or galleries. Upon sales of those collectibles at the Company's auctions, those employees and affiliates pay the Company sellers' commissions, the amounts of which are determined in the same manner as the commissions that are charged to unaffiliated consignors.

EMPLOYMENT AGREEMENTS

     Mr. Bowers is employed as the President of the Bowers and Merena Galleries Division under a three-year employment agreement, which commenced in March 2000. The employment agreement provides for a minimum base salary of $180,000 per year. Mr. Bowers' employment agreement provides if the agreement is terminated by the Company prior to the end of the initial term, he will be entitled to severance compensation equal to six months salary. Pursuant to the Employment Agreement, in March 2000 Mr. Bowers was granted stock options under the Company's Stock Incentive Plan entitling him to purchase up to 500,000 shares of Common Stock at an exercise price of $7.63 per share.

     Mr. Patten is employed under a three-year employment agreement that expires in April 2002. The employment agreement provides for the payment of an annual base salary of $203,000 in the first year of employment, $234,000 in the second year and $250,000 in the third year of employment. We have also entered into a severance agreement with Mr. Patten that will entitle him to two and one-half years' annual base compensation and bonus in the event his employment is terminated following a sale or change of control of Collectors Universe. Mr. Patten has notified the Company that he does not intend to renew his employment agreement upon its expiration and his employment will therefore terminate in April 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Members of the Compensation Committee of the Board of Directors in fiscal 2001 were A. Clinton Allen, Ben A. Frydman, Roger W. Johnson and James H. O'Neal, who were non-employee directors of the Company during that fiscal year.

     No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     Decisions relating to the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. It is the responsibility of the Compensation Committee to assure that the executive compensation programs are reasonable and appropriate, meet their stated purposes and effectively promote the interests of the Company and its stockholders.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

     The Company's strategic goal is to become the leading provider of value-added services to the high-end collectibles markets in which it operates, and thereby to maintain a high level of revenue growth and achieve increasing profitability and, in that way, increase stockholder value. As a result, in establishing compensation programs for the Company's executive officers, the Compensation Committee seeks to create incentives and provide rewards for performance and accomplishments by its officers that will further these goals.

     The Committee's compensation policy emphasizes competitive base salaries and long-term incentive compensation in the form of stock options. Stock options are granted at exercise prices equal to the market value of the Company's shares on the date they are granted. Since the financial reward provided by stock options is dependent on appreciation in the market value of the Company's shares above those exercise prices, stock options effectively reward executives only for performance that results in improved market performance of the Company's stock, which directly benefits all stockholders. Bonuses are not a key element of executive compensation and, with the exception of standard health insurance benefits that are available to all of its employees, the Company provides essentially no perquisites to its executive officers.

     Base Salaries. With the exception of Mr. Patten, whose annual base salary is set under the terms of their respective employment agreement with the Company (see "Employment Agreements" above), all other executive officer salaries are reviewed and evaluated on an annual basis. In determining appropriate salary levels and salary increases, the Compensation Committee considers the extent to which the Company has achieved, and the extent of the executive's contribution to the achievement of, its strategic goals, the level of responsibility of the executive, and his individual performance. In addition, the Committee recognizes that to be able to retain its existing executives and attract new executives, the Company must offer executive salaries that are competitive with those paid by its competitors. As a result, the Compensation Committee also considers published data regarding compensation paid by similar companies to individuals holding positions comparable to those held by the Company's executive officers.

     CEO Compensation. In fiscal 1999, prior to the Company's initial public offering, Mr. Hall's base annual salary was $330,000. During fiscal 2000, following completion of the Company's initial public offering Mr. Hall voluntarily agreed to forego his salary for a period of 4 months during which the Company was experiencing rapid growth and a resulting increase in infrastructure expenses. At the end of that period, at the recommendation of the Compensation Committee and with Mr. Hall's approval, the Board of Directors set Mr. Hall's base salary at $180,000 per year. In June 2000, the Compensation Committee increased Mr. Hall's base salary to $300,000, which the Compensation Committee determined was competitive for the Company's performance, geographic location and industry. No salary merit increase was approved for Mr. Hall for fiscal 2002. Mr. Hall is not entitled to an annual cash bonus award and receives no perquisites. In addition, he has not been granted any stock options, because he already owns a substantial number of the Company's shares, which aligns his interests with those of the stockholders.

     Stock Options and Equity-Based Programs. The grant of stock options represents the only form of long term incentive compensation that is awarded by the Company to its executive officers. As discussed above, the grant of stock options aligns the interests of the Company's executive officers with those of the stockholders by rewarding the executive officers for increases in the market value of the Company's shares. In addition, the Compensation Committee believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the Company's stockholders.

     The options granted to executive officers provide the right to purchase shares of common stock, at the fair market value on the date of grant. Each stock option becomes vested and exercisable over a period of time that ranges from immediate vesting to five years. The number of shares covered by each option grant and the frequency of option grants to executives reflects the Compensation Committee's assessment of the executive's level of responsibility, his or her past and anticipated future contributions to the Company and the impact the executive has on decisions that affect the overall success of the Company.

     Effective July 1, 2000, the Company implemented an Employee Stock Purchase Plan, which enables management and other employees to purchase, by means of payroll deductions, up to $25,000 worth of our shares, but in no event more than a total of 5,000 shares, per year, by means of payroll deductions at discounted prices. This Plan is designed to increase management ownership of the Company's Common Stock and provide management with a continuing interest in the Company's stock price performance.

                                                    A. Clinton Allen
                                                    Ben A. Frydman
                                                    Roger W. Johnson
                                                    James H. O'Neal

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2001 with management. The Audit Committee also has discussed with Deloitte & Touche, LLP, the Company's independent public accountants for fiscal year 2001, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche, LLP with that firm.

     Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent certified public accountants and the Company's management, the Audit Committee recommended to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K.


                                                    A. Clinton Allen
                                                    Ben A. Frydman
                                                    Roger W. Johnson
                                                    James H. O'Neal

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation and Audit Committee Reports and the Performance Graph on the following page shall not be incorporated by reference into any such filings.

                          STOCKHOLDER RETURN COMPARISON

     The following line-graph compares the cumulative stockholder returns for the Company since its initial public offering on November 4, 1999 through the end of its fiscal year on June 30, 2001 with the Russell 2000 Small Cap Index, which is a broad market index, and with a Peer Group composed of companies classified as "Auction House/Art Dealers." The total cumulative stockholder return, as shown in the graph, is the change in the period-end stock price (plus reinvested dividends) for each of the periods presented for the Company and each of those Indexes. The total stockholder return assumes $100 invested at the beginning of the period in the Company's common stock, in the Russell 2000 Small Cap Index and the index of Peer Group companies. The data for the graph was obtained from Nasdaq and other public databases.

                     Collectors       Peer Group      Russell 2000
                   Universe, Inc.       Index            Index
                   --------------     ----------      ------------
     Nov-99              100              100              100
     Jun-00            48.97            74.28           134.39
     Jun-01            31,67            55.83           135.16

                         INDEPENDENT PUBLIC ACCOUNTANTS

     During fiscal 2001, Deloitte & Touche LLP were the Company's independent public accountants and provided audit services to the Company, which included the examination of the Company's financial statements for the year ended June 30, 2001. In accordance with the Audit Committee's recommendation, the Board of Directors has selected Deloitte & Touche LLP to be the Company's auditing firm for the fiscal year ending June 30, 2002. A representative of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement if he or she so desires.

FEES PAID TO DELOITTE & TOUCHE LLP

     The total fees paid to Deloitte & Touche for professional services for the audit of the Company's annual consolidated financial statements that were included in the Company's Annual Report on Form 10K, and its review of the consolidated financial statements included in the Company's Forms 10-Q, for fiscal 2001 totaled $126,000.

     Deloitte and Touche did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in fiscal 2001. The aggregate fees paid by the Company for all other non-audit services rendered by Deloitte & Touche in fiscal 2001, which consisted of tax compliance and consulting services, were $75,000. The Audit Committee has determined that the provision of those services, in addition to audit services, rendered by Deloitte & Touche and the fees paid therefor in fiscal 2001 were compatible with maintaining Deloitte & Touche's independence.

                              STOCKHOLDER PROPOSALS

     Any stockholder desiring to submit a proposal for action at the Company's 2002 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than June 26, 2002 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                  OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                              By Order of the Board of Directors


October 25, 2001                              Roger W. Johnson
                                              Chairman of the Board and
                                              Chief Executive Officer

     The Annual Report to stockholders of the Company for the fiscal year ended June 30, 2001 is being mailed concurrently with this Proxy Statement to all stockholders of record as of October 15, 2001. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 2001 WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, COLLECTORS UNIVERSE, INC., P.O. BOX 6280, NEWPORT BEACH, CA 92658.

                                                                       EXHIBIT A

                            COLLECTORS UNIVERSE, INC.

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee of Collectors Universe, Inc. (the "Company") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance and accounting.

     o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     o Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the company. The Audit Committee has the ability to retain, at the Company's expense, special legal counsel, auditors, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall be comprised of two (2) or more directors as determined by the Board, a majority of whom shall meet the independence and experience requirements of the requirements of the Nasdaq Stock Market.

     Effective on or before June 14, 2001, the Audit Committee shall be comprised of at least three (3) directors, (i) all members shall meet the independence and experience requirements of the Nasdaq Stock Market, (ii) all members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and (iii) at least one member of the Committee shall have accounting or related financial management expertise, and be free from any relationship that would interfere with the exercise of his or her independent judgment.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the Vice President, Controller, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     A. REVIEW PROCEDURES

          1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published as may be required by SEC regulations.

          2. Review the Company's annual audited financial statements prior to filing or distribution. That review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

          3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and management's responses to such findings.

          4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution.

          5. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     B. INDEPENDENT AUDITORS. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. As a result, it shall be the responsibility of the Committee to:

          2. Review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

          3. Approve the fees and other significant compensation to be paid to the independent auditors.

          4. Review and discuss, at least on an annual basis, with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

          5. Review the independent auditors audit plan and discuss with the independent auditors such matters as the scope of and general approach to be taken with respect to the audit, the staffing requirements for the audit, the locations where the audit will be conducted, and the extent to which the auditors will rely on management in connection with the annual audit.

          6. Discuss the results of the audit with the independent auditors, prior to releasing the year-end earnings.

          7. Discuss with the auditors the matters required to be communicated to audit committees in accordance with AICPA SAS 61.

          8. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     C. OTHER AUDIT COMMITTEE RESPONSIBILITIES

          1. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

          2. If required by the Securities and Exchange Commission, annually prepare a report to shareholders for inclusion in the Company's annual proxy statement.

          3. Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

          4. Maintain minutes of Committee meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY                      COLLECTORS UNIVERSE, INC.
             ANNUAL MEETING OF THE STOCKHOLDERS -- DECEMBER 4, 2001
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby revokes all previously granted proxies and nominates, constitutes and appoints Roger W. Johnson and David G. Hall, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Collectors Universe, Inc. which the undersigned is entitled to represent and vote at the 2001 Annual Meeting of Stockholders of the Company to be held at 1921 E. Alton Avenue, Santa Ana, California 92705, at 10:00 A.M. Pacific Time on December 4, 2001, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL NO. 1

PROPOSAL NO. 1. ELECTION OF DIRECTORS

[ ] FOR                                             [ ] WITHHOLD AUTHORITY
  all nominees listed below (except as               to vote for all nominees listed below
  marked to the contrary below)

A. Clinton Allen         Roger W. Johnson
Q. David Bowers          James H. O'Neal
Ben A. Frydman           Van D. Simmons
David G. Hall

        (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, PRINT THE NOMINEE'S NAME IN THE SPACE BELOW.)

        ------------------------------------------------------------------------
2. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

       IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

                                                         Date             , 2001
                                                             --------------

                                                         -----------------------

                                                         -----------------------
                                                              (Signature of
                                                              stockholder)

                                                         Please sign your name
                                                         exactly as it appears
                                                         hereon. Executors,
                                                         administrators,
                                                         guardians, officers of
                                                         corporations and others
                                                         signing in a fiduciary
                                                         capacity should state
                                                         their full titles as
                                                         such.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.